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                                                                  Exhibit 3.1

                          CERTIFICATE OF AMENDMENT OF

                   RESTATED CERTIFICATE OF INCORPORATION OF

                             GILEAD SCIENCES, INC.


          JOHN C. MARTIN and MARK L. PERRY hereby certify as follows:

          ONE: The name of the corporation is Gilead Sciences, Inc.

          TWO: The Restated Certificate of Incorporation of Gilead Sciences, Inc. was filed with the Secretary of State of the State of Delaware on January 29, 1992.

          THREE: That they are the duly elected and acting President and Secretary, respectively, of Gilead Sciences, Inc., a Delaware corporation.

          FOUR: The Board of Directors of Gilead Sciences, Inc., acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend its Restated Certificate of Incorporation as follows:

               Article V shall be amended and restated to read in its entirety as follows:

                                      "V.

               A. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total numbers of shares which the corporation is authorized to issue is one hundred five million (105,000,000) shares. One hundred million (100,000,000) shares shall be designated Common Stock, each having a par value of one-tenth of one cent ($0.001). Five million (5,000,000) shares shall be designated Preferred Stock, each having a par value of one-tenth of one cent ($0.001).

               B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights or the shares of each such series and the qualifications, limitations or restrictions thereof, including without limitation the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series and the designation thereof, or any of them (a "Preferred Stock Designation"); and to increase or decrease the number of shares of that series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such

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          decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series."

          FIVE: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          SIX: All other provisions of the Restated Certificate of Incorporation shall remain in full force and effect.

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          IN WITNESS WHEREOF, Gilead Sciences, Inc. has caused this
Certificate of Amendment to be signed by its President and attested to by its Secretary this 29th day of July, 1999.


                                         /s/ John C. Martin
                                         --------------------------------------
                                         John C. Martin
                                         President


                                         /s/ Mark L. Perry
                                         --------------------------------------
                                         Mark L. Perry
                                         Secretary